Exhibit 99.01
Immersion Corporation Reports Results for Third Quarter and Nine Months Ended September 30, 2018

–	Q3 revenues of $8.6 million and Year to Date revenues of $100 million

–	Nine months operating expenses down 41% over same period last year

–	Strong cash, cash equivalents, and short-term investment position of $131 million

–	Interim CEO Tom Lacey highlights substantive and exciting opportunities ahead
SAN JOSE, Calif., November 1, 2018 -- Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the third quarter and nine months ended September 30, 2018.
Effective January 1, 2018, the company adopted a new revenue recognition standard ("ASC 606"), which impacted the company’s recognition of revenue from certain of its fixed-fee and per-unit license agreements.  The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for third quarter 2017 has not been restated in the current financial statements.  In the interest of comparability during the transition year to ASC 606, the company has provided revenue, net income and earnings per share information in accordance with both ASC 606 and revenue recognition rules in effect prior to the adoption of ASC 606 (“ASC 605”).
Third Quarter 2018 Financial Highlights
Total revenues for the third quarter of 2018 were $8.6 million. Royalty and license revenues for the third quarter of 2018 were $8.5 million.
Net loss for the third quarter of 2018 was $(4.6) million, or $(0.15) per diluted share.
Non-GAAP net loss for the third quarter of 2018 was $(2.2) million, or $(0.07) per share. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)
Nine Months Ended September 30, 2018 Financial Highlights
Total revenues for the nine months ended September 30, 2018 were $100.1 million. Royalty and license revenues for the nine months ended September 30, 2018 were $99.8 million.
Net income for the nine months ended September 30, 2018 was $57.5 million, or $1.83 per diluted share.
Non-GAAP net income for the nine months ended September 30, 2018 was $63.9 million, or $2.04 per share.
As of September 30, 2018, Immersion’s cash, cash equivalents and short-term investments were $130.5 million, compared to $136.7 million as of June 30, 2018 and $46.5 million as of December 31, 2017.
Management Commentary and Business Outlook
“I am happy to be on the board of Immersion and to be the interim CEO helping to get the company properly engaged and focused on the many substantive and exciting opportunities ahead,” said Tom Lacey, interim CEO. “I am very impressed with the strength of our innovation and intellectual property teams and underlying world class patent portfolio. Additionally, with a strong balance sheet, we are now well-positioned to capitalize on our leadership in haptics, and the strength and breadth of our technology and patent portfolio which is recognized world-wide across numerous and important markets.”

“In light of current and recently completed contract negotiations, we have refined our 2018 outlook to take into consideration the expected structure of these contracts. We now anticipate lower amounts of fixed fee minimums in 2018 than initially forecast, which we expect will result in a higher proportion of revenue recognized over time as the licensee’s sales occur. More per unit revenue recognition should enable better predictability and higher per unit rates. Given this, we are narrowing our annual revenue guidance to $108 million to $111 million, a range which reflects revenue treatment under ASC 606. We now anticipate 2018 Non-GAAP net income to be between $59 and $64 million,” said Nancy Erba, CFO.
Recent Business Highlights

•	Signed a license agreement with Preh, a leading supplier of human machine interface solutions for automobiles, incorporating haptics into automotive surfaces and panels.

•
Reported findings of a new commissioned neuroscience study revealing people exposed to video content on smartphones had more positive reactions, higher engagement, and increased recall ability when the mobile content was enhanced with haptics, i.e., touch technology.

•	Appointed industry veteran Tom Lacey as Interim Chief Executive Officer and a member of the Board of Directors.
Conference Call and Audio Webcast Information
Immersion will host a conference call with company management on Thursday, November 1, 2018 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the third quarter ended September 30, 2018. To participate on the live call, analysts and investors should dial 877-260-1479 (conference ID: 9812615) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.
About Immersion
Immersion Corporation (NASDAQ:IMMR) is the leading innovator of touch feedback technology, also known as haptics. The company provides technology solutions for creating immersive and realistic experiences that enhance digital interactions by engaging users’ sense of touch. With more than 3,200 issued or pending patents, Immersion's technology has been adopted in more than 3 billion digital devices, and provides haptics in mobile, automotive, advertising, gaming, medical and consumer electronics products. Immersion is headquartered in San Jose, California with offices worldwide. Learn more at www.immersion.com.
Use of Non-GAAP Financial Measures
Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Non-GAAP net income (loss) and Non-GAAP net income (loss) per share, because it is useful in understanding the company’s performance as it more closely reflects its expected long-term effective tax rates and excludes certain non-cash expenses and other special charges, such as deferred tax assets valuation allowance and restructuring costs, that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements
This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, being well-positioned to capitalize our leadership in haptics, and the strength and breadth of our technology and patent portfolio, our anticipation of lower amounts of fixed fee minimums in 2018 than initially forecast, which we expect will result in a higher proportion of revenue recognized over time as the licensee’s sales occur and our expectation that revenues for 2018 will be in the range of $108 million to $111 million and non-GAAP net income for 2018 ranging from $59 million to $64 million and statements regarding litigation outcomes.
Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; the impact of litigation developments on existing and potential customers; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; the impact of new accounting standards that will affect key items such as revenue recognition and sales commissions; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; the continued popularity of mobile games and wearables; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; the fact that certain target markets are still relatively nascent; risks associated with doing business internationally; litigation costs in any current or future litigation; failure to retain key personnel; ability to retain personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and foreign currency exchange rates and other factors. Many of these risks and uncertainties are beyond the control of Immersion.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2017 and its most recent Quarterly Report on Form 10-Q which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
Immersion, the Immersion logo and TouchSense are trademarks or registered trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.
The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.
(IMMR - C)
###

Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$112,633	$24,622
Short-term investments	17,835	21,916
Accounts and other receivables	1,260	806
Prepaid expenses and other current assets	7,802	736
Total current assets	139,530	48,080
Property and equipment, net	2,540	3,150
Deferred income tax assets	371	401
Other assets	4,254	344
TOTAL ASSETS	$146,695	$51,975
LIABILITIES
Accounts payable	$758	$6,647
Accrued compensation	2,573	4,133
Other current liabilities	5,703	3,896
Deferred revenue	4,694	4,424
Total current liabilities	13,728	19,100
Long-term deferred revenue	31,407	22,303
Other long-term liabilities	1,163	915
TOTAL LIABILITIES	46,298	42,318
STOCKHOLDERS’ EQUITY	100,397	9,657
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$146,695	$51,975

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Royalty and license	$8,462	$11,636	$99,789	$27,427
Development, services, and other	90	227	323	690
Total revenues	8,552	11,863	100,112	28,117
Costs and expenses:
Cost of revenues	61	61	190	158
Sales and marketing	1,664	3,376	4,454	10,142
Research and development	2,110	3,116	7,152	9,138
General and administrative	9,880	10,753	31,669	41,885
Total costs and expenses	13,715	17,306	43,465	61,323
Operating income (loss)	(5,163)	(5,443)	56,647	(33,206)
Interest and other income	545	200	1,151	504
Income (loss) before provision for income taxes	(4,618)	(5,243)	57,798	(32,702)
Provision for income taxes	(22)	(44)	(313)	(295)
Net income (loss)	$(4,640)	$(5,287)	57,485	(32,997)
Basic net income (loss) per share	$(0.15)	$(0.18)	$1.89	$(1.13)
Shares used in calculating basic net income (loss) per share	30,780	29,245	30,340	29,155
Diluted net income (loss) per share	$(0.15)	$(0.18)	$1.83	$(1.13)
Shares used in calculating diluted net income (loss) per share	30,780	29,245	$31,334	$29,155

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2018			2017
	As Reported (ASC 606)	Adjustments*	ASC 605 *	As Reported (ASC 605)
Revenues:
Fixed fee license revenue	$4,317	$(499)	$3,818	$6,881
Per-unit royalty revenue	4,145	(21)	4,124	4,755
Total royalty and license revenue	8,462	(520)	7,942	11,636
Development, services, and other revenue	90	—	90	227
Total revenues	$8,552	$(520)	$8,032	$11,863
Operating expenses	13,715	—	13,715	17,306
Operating loss	(5,163)	(520)	(5,683)	(5,443)
Interest and other income	545	—	545	200
Loss before provision for income taxes	(4,618)	(520)	(5,138)	(5,243)
Income tax provision	(22)	—	(22)	(44)
Net loss	$(4,640)	$(520)	$(5,160)	$(5,287)
Basic net loss per share	$(0.15)	$(0.02)	$(0.17)	$(0.18)
Diluted net loss per share	$(0.15)	$(0.02)	$(0.17)	$(0.18)

	Nine Months Ended September 30,
	2018			2017
	As Reported (ASC 606)	Adjustments*	ASC 605 *	As Reported (ASC 605)
Revenues:
Fixed fee license revenue	$81,955	$(70,409)	$11,546	$11,156
Per-unit royalty revenue	17,834	(4,274)	13,560	16,271
Total royalty and license revenue	99,789	(74,683)	25,106	27,427
Development, services, and other revenue	323	—	323	690
Total revenues	$100,112	$(74,683)	$25,429	$28,117
Operating expenses	43,465	—	43,465	61,323
Operating income (loss)	56,647	(74,683)	(18,036)	(33,206)
Interest and other income	1,151	—	1,151	504
Income (loss) before provision for income taxes	57,798	(74,683)	(16,885)	(32,702)
Income tax provision	(313)	—	(313)	(295)
Net income (loss)	$57,485	$(74,683)	$(17,198)	$(32,997)
Basic net income (loss) per share	$1.89	$(2.46)	$(0.57)	$(1.13)
Diluted net income (loss) per share	$1.83	$(2.46)	$(0.57)	$(1.13)
*The Company is presenting the ASC 606 results together with the adjustments made to reconcile the ASC 606 presentation to the results that would have been applicable under ASC 605. The ASC 605 information should be considered in addition to, not as a substitute for, nor superior to or in isolation from, the financial information prepared in accordance with ASC 606.

Immersion Corporation
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

GAAP net income (loss)	$(4,640)	$(5,287)	$57,485	$(32,997)

Add: Provision for income taxes	22	44	313	295

Less: Non-GAAP provision for income taxes	(80)	(26)	(178)	(197)

Add: Stock-based compensation	2,514	1,338	6,266	4,073

Non-GAAP net income (loss)	$(2,184)	$(3,931)	$63,886	$(28,826)

Non-GAAP net income (loss) per share	$(0.07)	$(0.13)	$2.04	$(0.99)

Dilutive shares used in calculating Non-GAAP net income (loss) per share	30,780	29,245	31,334	29,155

Immersion Corporation
Revenue by Line of Business
(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,		Three Months Ended March 31,
	2018	2017	2018	2017	2018	2017

Mobility	66%	71%	45%	44%	90%	32%

Gaming	15%	17%	27%	25%	2%	47%

Automotive	17%	9%	27%	22%	8%	12%

Medical	2%	3%	1%	9%	0%	9%

Immersion Corporation
Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

GAAP operating expenses	$13,654	$17,245	$43,275	$61,165

Adjustments to non-GAAP operating expenses:

Stock-based compensation expense - R&D	(561)	(231)	(1,382)	(780)

Stock-based compensation expense - S&M	(377)	(317)	(675)	(808)

Stock-based compensation expense - G&A	(1,576)	(790)	(4,209)	(2,485)

Depreciation and amortization expense	(208)	(240)	(647)	(709)

Non-GAAP operating expense	$10,932	$15,667	$36,362	$56,383

Media Contact:
Edelman
Colleen Kuhn
(650) 762-2804
colleen.kuhn@edelman.com

Investor Contact:
The Blueshirt Group
Jennifer Jarman
+1 415.217.5866
jennifer@blueshirtgroup.com